Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations:
Anne Bork
(248) 447-5914

Media:
Andrea Puchalsky
(248) 447-1651
Lear Reports Second-Quarter Financial Results
and Updates 2005 Financial Guidance
     Southfield, Mich., July 29, 2005 — Lear Corporation [NYSE: LEA], one of the world’s largest automotive interior systems suppliers, today reported financial results for the second quarter of 2005 and updated 2005 financial guidance.
Second-Quarter Highlights:

w	Net sales of $4.4 billion versus $4.3 billion a year ago

w	Net loss of $0.66 per share, including costs related to restructuring actions of $0.33 per share and litigation and impairment charges of $0.65 per share

w	Doug DelGrosso named President and Chief Operating Officer

w	Announced global restructuring to improve long-term competitiveness

w	Received customer awards for excellence in quality, customer service and supplier diversity
     For the second quarter of 2005, Lear posted net sales of $4.4 billion and a net loss of $44.4 million, or $0.66 per share, including costs related to restructuring actions of $0.33 per share, litigation charges of $0.40 per share and an impairment of an equity investment that was subsequently divested of $0.25 per share. These items had an unfavorable impact of $0.98 on second quarter net income per share. The results for the second quarter of 2005 compare to net sales of $4.3 billion and net income of $116.1 million, or $1.58 per share, for the second quarter of 2004.
     Net sales were up from the prior year, primarily reflecting the addition of new business globally, offset in part by lower production on key Lear platforms in North America. Operating performance in the quarter declined sharply from the year earlier period, primarily due to lower production on key Lear platforms in North America and continuing cost pressures throughout the supply chain.
     “Despite the tough operating environment, the Lear team remains focused on delivering superior quality and service to our customers, ensuring that key new products are launched flawlessly and taking aggressive steps to improve our competitiveness going forward,” said Bob Rossiter, Lear Chairman and Chief Executive Officer.
     During the quarter, Doug DelGrosso was named President and Chief Operating Officer, and the Company’s overall organizational structure was realigned on a more global basis. Lear was named Supplier of the Year by General Motors, was awarded two World Excellence awards from Ford and was recognized by Toyota for excellence in quality and supplier diversity. Also during the quarter, the Company announced the framework for a global restructuring to improve long-term competitiveness.
     Free cash flow was negative $9.4 million for the second quarter of 2005. (Net cash provided by operating activities was $407.6 million. A reconciliation of free cash flow to net cash provided by operating activities is provided in the attached supplemental data page.)
Third-Quarter and Full-Year 2005 Outlook
     For the third quarter of 2005, net sales are expected to be approximately $3.9 billion, about flat compared to a year ago. This reflects the addition of new business globally, offset by lower production on key Lear platforms. Net loss is expected to be in the range of $0.70 to $0.90 per share, including costs related to restructuring actions of approximately $0.55 per share. Actual restructuring costs will be dependent on various factors, including the timing of certain actions, and could vary from current estimates. The net loss compares to net income of $1.26 per share in the third quarter of 2004.
     For the full year of 2005, net sales are expected to be approximately $17 billion, reflecting primarily the addition of new business globally, offset by lower production on key Lear platforms. Lear’s 2005 industry production planning assumptions are approximately 15.5 million units in North America and approximately 18.6 million units in Europe. Net (loss) income is expected to be in the range of ($0.25) to $0.15 per share, including costs related to restructuring actions of approximately $1.35 per share, the second-quarter litigation and impairment charges of $0.65 per share and the first-quarter tax benefit of $0.25 per share. These items are expected to have a net unfavorable impact of approximately $1.75 on full-year 2005 net income per share.
     Full-year capital spending is forecasted to be approximately $550 million. Depreciation is expected to be about $400 million. Free cash flow is expected to be approximately negative $375 million, which includes a one-time negative net impact of changes in customer payment terms of approximately $200 million, as well as cash payments of about $120 million related to restructuring actions. Interest expense is expected to be about $190 million. See “Forward-Looking Statements” below for a description of factors that could impact actual operating results.
     Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $17 billion in 2004, Lear is one of the world’s largest automotive interior systems suppliers. The Company’s world-

class products are designed, engineered and manufactured by more than 110,000 employees in 34 countries.
     Lear Corporation [NYSE: LEA] will hold a conference call to review the Company’s second-quarter 2005 financial results and related matters on Friday, July 29, 2005, at 9:00 a.m. EDT. To participate in the conference call, dial 1-800-789-4751 (domestic) or 1-706-679-3323 (international). You may also listen to the live audio webcast of the call, in listen-only mode, on the corporate website at www.lear.com. An audio replay will be available two hours following the call at 1-800-642-1687 (domestic) and 1-706-645-9291 (international). The audio replay will be available until August 9, 2005 (Conference I.D. 6535153).
Use of Non-GAAP Financial Information
     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “free cash flow” (a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.
     Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses free cash flow for planning and forecasting in future periods.
     Free cash flow should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, free cash flow, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.
     For a reconciliation of historical free cash flow to net cash provided by operating activities, see the supplemental data page which, together with this news release, has been posted on the corporate website through the Investor Relations link at www.lear.com.
Forward-Looking Statements
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers, raw material costs and availability, the Company’s ability to mitigate the significant impact of recent increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in free cash flow, the finalization of the Company’s restructuring plan, potential impairment or other charges related to the implementation of the Company’s business strategy or adverse industry conditions and other risks described from time to time in the Company’s Securities and Exchange Commission filings.
     In addition, the third-quarter and full-year 2005 per share earnings guidance is based on an assumed 67 million shares outstanding. The third-quarter and full-year assumed shares exclude 4.8 million shares related to the Company’s outstanding convertible debt, as well as outstanding options and restricted stock units, as inclusion at the mid-point of the guidance ranges would have resulted in antidilution.
     The forward-looking statements in this press release, including the Company’s financial outlook, are made as of the date hereof, and the Company does not assume any obligation to update them to reflect events, new information or circumstances occurring after the date hereof.

Lear Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	July 2,	July 3,
	2005	2004

Net sales	$4,419.3	$4,284.0

Cost of sales	4,198.5	3,912.4
Selling, general and administrative expenses	190.8	158.7
Interest expense	48.2	39.2
Other expense, net	32.2	14.8

Income (loss) before income taxes	(50.4)	158.9
Income tax provision (benefit)	(6.0)	42.8

Net income (loss)	$(44.4)	$116.1

Basic net income (loss) per share	$(0.66)	$1.69

Diluted net income (loss) per share	$(0.66)	$1.58

Weighted average number of shares outstanding — basic	67.1	68.7

Weighted average number of shares outstanding — diluted	67.1	75.1

Lear Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Six Months Ended
	July 2,	July 3,
	2005	2004
Net sales	$8,705.3	$8,776.1

Cost of sales	8,284.6	8,057.6
Selling, general and administrative expenses	341.9	326.4
Interest expense	93.0	78.3
Other expense, net	39.1	28.9

Income (loss) before income taxes	(53.3)	284.9
Income tax provision (benefit)	(24.5)	77.4

Net income (loss)	$(28.8)	$207.5

Basic net income (loss) per share	$(0.43)	$3.03

Diluted net income (loss) per share	$(0.43)	$2.82

Weighted average number of shares outstanding — basic	67.2	68.6

Weighted average number of shares outstanding — diluted	67.2	75.2

Lear Corporation and Subsidiaries
Consolidated Balance Sheets
(In millions)

	July 2,	December 31,
	2005	2004
ASSETS	(Unaudited)	(Audited)
Current:
Cash and cash equivalents	$132.9	$584.9
Accounts receivable	2,251.8	2,584.9
Inventories	580.3	621.2
Recoverable customer engineering and tooling	281.1	205.8
Other	363.3	375.2

	3,609.4	4,372.0

Long-Term:
PP&E, net	2,012.8	2,019.8
Goodwill, net	2,988.9	3,039.4
Other	478.8	513.2

	5,480.5	5,572.4

Total Assets	$9,089.9	$9,944.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$49.0	$35.4
Accounts payable and drafts	2,869.0	2,777.6
Accrued liabilities	1,098.3	1,202.1
Current portion of long-term debt	5.9	632.8

	4,022.2	4,647.9

Long-Term:
Long-term debt	1,838.1	1,866.9
Other	709.0	699.5

	2,547.1	2,566.4

Stockholders’ Equity	2,520.6	2,730.1

Total Liabilities and Stockholders’ Equity	$9,089.9	$9,944.4

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle and share data)

	Three Months Ended
	July 2,	July 3,
	2005	2004
Net Sales
North America	$2,304.7	$2,367.3
Europe	1,791.0	1,671.0
Rest of World	323.6	245.7

Total	$4,419.3	$4,284.0

Content Per Vehicle *
North America	$558	$567
Total Europe	$356	$328

Free Cash Flow **
Net cash provided by operating activities	$407.6	$255.3
Net change in sold accounts receivable	(267.3)	—

Net cash provided by operating activities before net change in sold accounts receivable	140.3	255.3
Capital expenditures	(149.7)	(115.3)

Free cash flow	$(9.4)	$140.0

Depreciation	$94.6	$87.0

	Six Months Ended
	July 2,	July 3,
	2005	2004
Net Sales
North America	$4,534.6	$4,873.3
Europe	3,572.9	3,427.6
Rest of World	597.8	475.2

Total	$8,705.3	$8,776.1

Content Per Vehicle *
North America	$556	$578
Total Europe	$361	$341

Free Cash Flow **
Net cash provided by operating activities	$526.1	$312.1
Net change in sold accounts receivable	(267.3)	70.4

Net cash provided by operating activities before net change in sold accounts receivable	258.8	382.5
Capital expenditures	(279.1)	(192.6)

Free cash flow	$(20.3)	$189.9

Depreciation	$189.1	$170.1

Basic Shares Outstanding at end of quarter	67,110,096	68,607,203

Diluted Shares Outstanding at end of quarter ***	67,110,096	74,845,032

*	Content Per Vehicle for 2004 has been updated to reflect actual production levels.

**	See “Use of Non-GAAP Financial Information” included in this news release.

***	Calculated using stock price at end of quarter. The calculation of diluted shares outstanding as of July 2, 2005 excludes approximately 4.8 million shares related to outstanding convertible debt, approximately 3.1 million options and 0.6 million restricted stock units, as inclusion would have resulted in antidilution in the second quarter and first half of 2005.